Exhibit 99.1

Press Release

Lexington Corporate Properties Trust Expands Credit Line to $60 Million

Borrowing Capacity Increases by $25 Million

NEW YORK, Nov. 30 /PRNewswire/ -- Lexington Corporate Properties Trust (NYSE:
LXP - news; "Lexington"), a real estate investment trust, today announced that it has expanded its unsecured credit facility from $35.0 million to $60.0 million. The credit facility, which matures in April, 2004, bears interest at a rate of 150-250 basis points over LIBOR, depending on the number of properties Lexington owns free and clear of mortgage debt. Approximately $36.5 million will be outstanding under the credit facility as a result of Lexington's recent acquisition of Net 1 L.P. and Net 2 L.P.

Comments From Management

Commenting on the expanded credit line Patrick Carroll, Lexington's Chief Financial Officer, said, "Following the acquisition of Net 1 L.P. and Net 2 L.P., Lexington has increased its equity base by approximately $100 million in 2001. This balance sheet strength enabled us to increase the borrowing capacity on our credit facility without modifying any financial covenants or increasing our borrowing spread. This line provides Lexington with financial flexibility and very attractive short-term borrowing costs."

T. Wilson Eglin, Lexington's President and Chief Operating Officer, added, "With short-term interest rates at historic lows, we can anticipate growth in funds from operations to accelerate as we utilize our balance sheet capacity to fund new acquisitions. Including $31.0 million of proceeds from planned mortgage financings of our Tampa, Florida and Harrisburg, Pennsylvania properties Lexington has approximately $50 million of liquidity to fund growth. By any measure, we are well positioned to take advantage of favorable acquisitions that may arise and we look forward to an exciting and profitable 2002."

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States. Lexington Realty Advisors, Inc., an affiliate of Lexington, provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Thursday, November 29, 2001 at $15.00 per share. Lexington's current annualized dividend is $1.28 per share and it has approximately 31.8 million convertible preferred shares, common shares and operating partnership units outstanding, including the common shares and operating partnership units to be issued in the Net Partnership acquisition. Additional information about Lexington is available at www.lxp.com .

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results,

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performance, or other expectations implied by these forward-looking statements.
These factors include, but are not limited to those detailed in the Company's periodic filings with the Securities and Exchange Commission.